Registrant Name:  NICHOLAS INCOME FUND, INC.
File Number:         811-00216
Registrant CIK Number: 0000107822
Period Ended 06/30/2005

Q. 77(j) - Restatement of capital accounts at 06/30/05 will be to increase accumulated net investment income by $7,766 and decrease accumulated net realized loss by $7,766.